Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
August 30, 2011

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-155316) and Forms S-8 (Nos. 333-102662, 333-126228, 333-126230, and 333-151066) of FelCor Lodging Trust Incorporated of our report dated February 24, 2011 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 6, as to which the date is August 26, 2011), relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in FelCor Lodging Trust Incorporated's Current Report on Form 8-K/A dated August 30, 2011.

/s/ PricewaterhouseCoopers LLP
Dallas, TX